Bionano Reports Third Quarter 2023 Results and Highlights Recent Business Progress
•Q3 2023 revenue was $9.3 million, which represents a 29% increase over Q3 2022
•Installed base of Saphyr® systems totaled 301 as of September 30, 2023, which represents a 39% increase over the number of systems installed as of September 30, 2022
•Sold 6,176 nanochannel array flowcells in Q3 2023, which represents a 55% increase over the number of flowcells sold in Q3 2022
•Completed an $80.0 million registered offering and concurrent private placement of senior secured convertible notes due 2025 and warrants
•Conference call today, November 8th, 2023, at 4:30 PM ET
SAN DIEGO, November 8, 2023 (GLOBE NEWSWIRE) — Bionano Genomics, Inc. (Nasdaq: BNGO) today reported financial results for the third quarter ended September 30, 2023.
Business Updates Since the End of Q3 2023
•Completed an $80.0 million registered offering and concurrent private placement. The sale of (i) $45.0 million aggregate principal amount of senior secured convertible notes due 2025 and warrants to purchase 21,660,650 shares of our common stock in a registered offering, and (ii) $35.0 million aggregate principal amount of senior secured convertible notes due 2025 in a concurrent private placement to an accredited investor closed on October 13, 2023.
•Implemented initiatives intended to further reduce headcount, manufacturing costs and operating expenses for an estimated savings starting in 2024 of approximately $33.0 million.
•Reiterated full year 2023 revenue guidance of $35.0 to $38.0 million.
Q3 2023 Highlights
•Installed base of Saphyr® systems totaled 301 at the end of the third quarter 2023, which was an increase of 20 systems over the second quarter of 2023 and represents a 39% increase over the 217 installed systems reported at the end of the third quarter of 2022.
•6,176 nanochannel array flowcells sold during the third quarter, which represents an increase of 55% over the 3,975 flowcells sold during the third quarter of 2022.
•Initiated early access program for Stratys™ system, with 10 systems available for key customers as part of an early access program before the full commercial release of the product in early 2024.
•VIA™ software, with a workflow for hematological malignancy research, began installations at the end of July 2023, which are ongoing, while development has continued toward an application for whole genome/constitutional analysis research.
•Customers Praxis Genomics and Augusta University received an approved gap fill rate of $1,863.22 for their optical genome mapping (OGM) Proprietary Laboratory Analysis (PLA) codes for hematological malignancy testing from Centers for Medicare and Medicaid Services (CMS).
•Appointed Gülsen Kama as the company’s chief financial officer (CFO), effective September 11, 2023. Ms. Kama has an extensive background in business planning and execution, especially in operating environments that demand rigorous management of expenses to enable profitable growth.

•Announced that two original equipment manufacturing (OEM) partners in China, A-smart MedTech and Ecobono, obtained reagent class I registrations from China’s National Medical Products Administration (NMPA) for Bionano's DNA extraction kit and labeling products for use in in vitro diagnostics (IVD), which allow the companies to market these products to hospitals and independent clinical labs in China.
•Participated at the Cancer Genomics Consortium (CGC) 2023 Annual Meeting with a broad range of content covering the utility of OGM for solid tumor and hematological malignancy cancer research, including 13 scientific platform and poster presentations from Bionano, a panel discussion on the integration of OGM for clinical research in cancer, featuring cancer genomics experts Dr. Ravindra Kolhe, Augusta University, Dr. Susan Crocker, Kingston Health Sciences Centre/ Queen’s University, and Dr. Sachin Jadhav, HCG Network, and a user group event for the Company’s new VIA software.
•Publications featuring OGM increased 61% from the third quarter of 2022 to the third quarter of 2023, including a total of 47 human-focused publications. The number of publications on rare diseases through the first three quarters of 2023 is up 172% compared to the number of publications through the first three quarters of 2022, with an increasingly large average number of samples per study.
•Key studies published during Q3 that outline support for OGM’s utility for cancer and genetic disease research and in cell therapy quality control applications:
◦A publication in Nature Communications demonstrated the utility of OGM as an alternative to karyotyping (KT) and chromosomal microarray (CMA) for the evaluation of CRISPR-Cas9 edited human induced pluripotent stem cell (iPSC) lines to uncover possible pathogenic structural alterations that may limit their usefulness for stem cell therapy. Using OGM, the study authors found that approximately 15% of CRISPR-Cas9 edited genomes had potentially pathogenic large chromosomal deletions at unexpected off-target sites. The study authors additionally found a large, unexpected deletion at the target site.
◦Researchers at the German Cancer Consortium (DKTK) highlighted the utility of OGM and whole-exome sequencing (WES) in better understanding the mutational landscape of pediatric B-cell precursor acute lymphoblastic leukemia (BCP-ALL). The combined workflow of OGM and WES identified 19 recurrently altered regions with novel potential leukemic drivers as well as double hits of structural variants (SVs) and single-nucleotide variants (SNVs) in the same sample, demonstrating the power of using that combined workflow to identify compound events relevant to risk stratification and treatment of hematological malignancies.
◦The first peer-reviewed benchmarking study to compare OGM to chromosomal microarray analysis (CMA) evaluated the potential of OGM to measure all classes of variant types covered by CMA, including gains, losses, aneuploidy, triploidy and absence of heterozygosity, in indications including unexplained developmental delay/intellectual disability (DD/ID), autism spectrum disorders (ASD), and multiple congenital anomalies (MCA). OGM was 100% concordant with CMA for the detection of pathogenic variants, and the study authors found that the higher resolution of OGM allowed for better refinement of the structure of the genome compared with CMA alone.
“We are pleased with our Q3 2023 results, which demonstrate steady growth across the install base and flowcells sold,” commented Erik Holmlin, PhD, president and chief executive officer of Bionano. “We believe that the momentum we see building over the past year provides validation that our strategy is working. It was important to complete the recent convertible debt financing to extend the company’s cash runway, which we believe will allow us to continue to advance critical products and develop our target markets to realize the full potential of OGM. We believe that the cost savings initiatives and operational efficiencies we recently implemented will play a role in leading the company to profitability.”

Q3 2023 Financial Highlights
•Total revenue for the third quarter of 2023 was $9.3 million, an increase of 29% compared to the third quarter of 2022.
•GAAP gross margin for the third quarter of 2023 was 30%, compared to 25% from the third quarter of 2022. Third quarter 2023 non-GAAP1 gross margin was 32%, compared to 25% from the third quarter of 2022. Third quarter 2023 non-GAAP gross margin excludes $0.2 million in stock-based compensation.
•Third quarter 2023 GAAP operating expense was $116.0 million, which includes $84.1 million in GAAP-only charges, compared to $34.0 million in the third quarter of 2022, which included $7.6 million in GAAP-only charges. Third quarter 2023 non-GAAP operating expense was $31.8 million, compared to $26.3 million in the third quarter of 2022 and $34.6 million in the second quarter of 2023.
•Third quarter 2023 non-GAAP operating expense excludes the $77.3 million one-time impairment charge related to revaluation of goodwill, $3.8 million in stock-based compensation, $1.8 million in amortization of intangibles, $0.9 million in one-time financing expenses, and a $0.3 million increase in the estimated fair value of the contingent consideration primarily related to the acquisition of Purigen Biosystems.
•Cash, cash equivalents, and available-for-sale securities were $63.6 million as of September 30, 2023, compared to cash, cash equivalents and available-for-sale securities of $77.1 million as of June 30, 2023.
Gülsen Kama, chief financial officer at Bionano, added, “I am happy to be onboard at Bionano and look forward to contributing to the strategic financial planning and reporting that will be critical for us to achieve profitability. I believe we have already taken some important steps in that direction with the convertible debt financing and the cost reduction initiatives we have put in place.”

Webcast Details

Date:	Wednesday, November 8th, 2023
Time:	4:30 p.m. ET
Participant Call Link:	https://register.vevent.com/register/BI4c7f683d760e43b5ae54674357bc9b2c
Webcast Link:	https://edge.media-server.com/mmc/p/xoj2hwr3
Participants should register at the link above in advance of the call, and then click the webcast link before the call begins. An archived version of the webcast will be available for replay in the Investors section of the Bionano website.

1Non-GAAP gross margin and operating expense are non-GAAP financial measures. For a description of these non-GAAP financial measures, please refer to “Non-GAAP Financial Measures”, and for a reconciliation of non-GAAP cost of revenue and operating expense to cost of revenue and operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this release.

About Bionano
Bionano is a provider of genomic analysis solutions that can help reveal answers to challenging genetic questions. Our mission is to transform the way the world sees the genome through optical genome mapping (OGM). Our OGM solutions allow scientists and clinical researchers the ability to see and discover structural variations in a way unmatched by traditional cytogenetic techniques. Our products additionally include an industry-leading, platform-agnostic software solution, which integrates OGM, next-generation sequencing and microarray data in one consolidated view, and nucleic acid extraction and purification solutions using proprietary isotachophoresis (ITP) technology. Our Lineagen, Inc., d/b/a Bionano Laboratories, business provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. To learn more, visit bionano.com and connect with us on Twitter,  LinkedIn, Instagram,  and YouTube.
Unless specifically noted otherwise, Bionano products are provided for Research Use Only. Not for use in diagnostic procedures
Non-GAAP Financial Measures
To supplement Bionano’s financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), the Company has provided non-GAAP gross margin and non-GAAP operating expense in this press release, which are non-GAAP financial measures. Non-GAAP operating expense excludes from GAAP reported operating expense the following components as detailed in the reconciliation table accompanying this press release: impairment charge, stock-based compensation, amortization of intangibles, financing charges and change in fair value of contingent consideration. Non-GAAP gross margin excludes from GAAP reported gross margin stock-based compensation as detailed in the reconciliation table accompanying this press release.
Bionano believes that non-GAAP gross margin and non-GAAP operating expense are useful to investors and analysts as a supplement to its financial information prepared in accordance with GAAP for analyzing operating performance and identifying operating trends in its business. Bionano uses non-GAAP gross margin and non-GAAP operating expense internally to facilitate period-to-period comparisons and analysis of its operating performance in order to understand, manage and evaluate its business and to make operating decisions. Accordingly, Bionano believes these measures allow for greater transparency with respect to key financial metrics it uses in assessing its own operating performance and making operating decisions.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Bionano in this press release and the accompanying reconciliation table have limits in its usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
For a reconciliation of non-GAAP gross margin and non-GAAP operating expense to gross margin and operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this release.

Forward-Looking Statements of Bionano Genomics
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “expect,” “may,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the utility of OGM for cancer and genetic disease research and for cell therapy quality control applications; our ability to maintain continued year-over-year quarterly revenue growth; our achievement of our full year revenue guidance for 2023; our ability to execute on our strategy and achieve our objectives; the impact and utility of our cost savings initiatives and recent cost saving actions, including the expected amount and timing of cost savings, anticipated improvements in gross margin and ability to become profitable; the impact of our recent financing including providing a meaningful extension in the cash runway and closing the gap to profitability; our expectations regarding product uptake, revenue growth, market development and increased OGM adoption, including through publications highlighting the utility and applications of OGM; the timing of the full commercial release of the Stratys mapping system; our growth prospects and future financial and operating results, including our compound annual growth in revenues; the growth of our installed optical genome mapping system base; the sales of our flowcell consumables and the other expectations related thereto; our ability to meet our stated goals, including to drive value and penetrate into our target markets; our recent and upcoming product releases helping us penetrate new markets and achieve our business goals; our commercial expectations, including the potential market opportunity for structural variation analysis and OGM; continued research, presentations and publications involving OGM and its utility compared to traditional cytogenetics and our technologies; and our ability to drive adoption of OGM and our technology solutions. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the timing and amount of revenue we are able to recognize in a given fiscal period; the impact of adverse geopolitical and macroeconomic events, such as recent and potential future bank failures, potential global pandemics and the ongoing conflicts between Ukraine and Russia and Israel and Hamas, on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive technologies or improvements to existing technologies; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts and our ability to continue as a “going concern”; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; study results that differ or contradict the results mentioned in this press release; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionano.com

Investor Relations:
David Holmes
Gilmartin Group
+1 (858) 888-7625
IR@bionano.com

BIONANO GENOMICS, INC
Condensed Consolidated Balance Sheet (Unaudited)
	(Unaudited)
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$34,568,000	$5,091,000
Investments	29,014,000	108,095,000
Accounts receivable, net	8,669,000	7,022,000
Inventory	26,429,000	29,761,000
Prepaid expenses and other current assets	5,857,000	7,329,000
Total current assets	104,537,000	157,298,000
Restricted cash	400,000	400,000
Property and equipment, net	21,266,000	18,029,000
Operating lease right-of-use asset	6,170,000	7,222,000
Financing lease right-of-use asset	3,555,000	3,707,000
Intangible assets, net	35,766,000	41,143,000
Goodwill	—	77,289,000
Other long-term assets	10,210,000	2,414,000
Total assets	$181,904,000	$307,502,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,369,000	$12,534,000
Accrued expenses	11,552,000	10,552,000
Contract liabilities	811,000	871,000
Operating lease liability	2,186,000	2,260,000
Finance lease liability	276,000	285,000
Contingent consideration	10,000,000	9,382,000
Total current liabilities	40,194,000	35,884,000
Operating lease liability, net of current portion	4,085,000	5,504,000
Finance lease liability, net of current portion	3,595,000	3,619,000
Contingent consideration, net of current portion	14,880,000	12,970,000
Long-term contract liabilities	151,000	127,000
Total liabilities	62,905,000	58,104,000
Stockholders’ equity:
Common stock	3,000	3,000
Preferred Stock	—	—
Additional paid-in capital	656,406,000	599,234,000
Accumulated deficit	(537,317,000)	(348,715,000)
Accumulated other comprehensive loss	(93,000)	(1,124,000)
Total stockholders’ equity	118,999,000	249,398,000
Total liabilities and stockholders’ equity	$181,904,000	$307,502,000

Bionano Genomics, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Product revenue	$6,456,000	$5,253,000	$18,512,000	$14,254,000
Service and other revenue	2,862,000	1,968,000	6,883,000	5,333,000
Total revenue	9,318,000	7,221,000	25,395,000	19,587,000
Cost of revenue:
Cost of product revenue	5,105,000	3,708,000	13,714,000	11,257,000
Cost of service and other revenue	1,464,000	1,704,000	4,553,000	4,190,000
Total cost of revenue	6,569,000	5,412,000	18,267,000	15,447,000
Operating expenses:
Research and development	13,785,000	12,742,000	42,331,000	35,036,000
Selling, general and administrative	24,896,000	21,216,000	77,809,000	63,275,000
Goodwill Impairment	77,280,000	—	77,280,000	—
Total operating expenses	115,961,000	33,958,000	197,420,000	98,311,000
Loss from operations	(113,212,000)	(32,149,000)	(190,292,000)	(94,171,000)
Other income (expenses):
Interest income	730,000	436,000	2,122,000	737,000
Interest expense	(71,000)	(73,000)	(221,000)	(223,000)
Other income (expense)	26,000	5,000	(113,000)	(183,000)
Total other income (expense)	685,000	368,000	1,788,000	331,000
Loss before income taxes	(112,527,000)	(31,781,000)	(188,504,000)	(93,840,000)
Provision for income taxes	(39,000)	(28,000)	(98,000)	(79,000)
Net loss	$(112,566,000)	$(31,809,000)	$(188,602,000)	$(93,919,000)

Bionano Genomics, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP gross margin:
GAAP revenue	$9,318,000	$7,221,000	$25,395,000	$19,587,000
GAAP cost of revenue	6,569,000	5,412,000	18,267,000	15,447,000
GAAP gross profit	2,749,000	1,809,000	7,128,000	4,140,000
GAAP gross margin %	30%	25%	28%	21%

Adjusted non-GAAP gross margin:
GAAP revenue	$9,318,000	$7,221,000	$25,395,000	$19,587,000
GAAP cost of revenue	6,569,000	5,412,000	18,267,000	15,447,000
Stock-based compensation expense	(187,000)	—	(531,000)	—
Adjusted non-GAAP cost of revenue	6,382,000	5,412,000	17,736,000	15,447,000
Adjusted non-GAAP gross profit	2,936,000	1,809,000	7,659,000	4,140,000
Adjusted non-GAAP gross margin %	32%	25%	30%	21%

GAAP operating expense
GAAP selling, general and administrative expense	$24,896,000	$21,216,000	$77,809,000	$63,275,000
Stock-based compensation expense	(2,556,000)	(2,453,000)	(7,368,000)	(6,537,000)
Intangible asset amortization	(1,792,000)	(1,419,000)	(5,377,000)	(4,257,000)
Change in fair value of contingent consideration	(310,000)	(79,000)	(2,528,000)	(237,000)
Transaction related expenses	$(929,000)	$(87,000)	$(929,000)	$(87,000)
Adjusted non-GAAP selling, general and administrative expense	19,309,000	17,178,000	61,607,000	52,157,000
GAAP research and development expense	$13,785,000	$12,742,000	$42,331,000	$35,036,000
Stock-based compensation expense	(1,249,000)	(3,606,000)	(3,907,000)	(10,401,000)
Adjusted non-GAAP research and development expense	12,536,000	9,136,000	38,424,000	24,635,000
GAAP goodwill impairment loss	$77,280,000	$—	$77,280,000	$—
Goodwill impairment loss	$(77,280,000)	$—	$(77,280,000)	$—
Adjusted non-GAAP goodwill impairment loss	$—	$—	$—	$—
Total adjusted non-GAAP operating expense	$31,845,000	$26,314,000	$100,031,000	$76,792,000